Filed Pursuant to Rule 433

Registration No. 333-260710

$850mm Capital One Prime Auto Receivables Trust (COPAR) 2023-2

Jt-Leads:  BofA (struc), RBC and Wells

Co-Mgr:  Capital One   DE&I Co-Mgrs: Academy, Siebert, Seelaus

	Total	Offered
CLS	SZ($mm)	SZ($mm)	WAL	MDY/FTCH	PWIN	E.MTY	L.MTY	BENCH	SPRD	YLD	CPN	PX

A-1	199.500	----	0.22	<< RETAINED >>
A-2a	217.88	206.986	1.05	Aaa/AAA	5-20	6/25	10/15/26	I-CV	+59	5.992	5.91	99.99117
A-2b	217.88	206.986	1.05	Aaa/AAA	5-20	6/25	10/15/26	SOFR30A	+59			100.00000
A-3	395.760	375.972	2.51	Aaa/AAA	20-41	3/27	6/15/28	I-CV	+95	5.899	5.82	99.98173
A-4	63.220	60.056	3.43	Aaa/AAA	41-41	3/27	11/15/28	I-CV	+98	5.810	5.74	99.99704

Transaction size based on offered bonds
BILL & DELIVER	:	BofA	OFFERED SIZE:		$850mm
EXPECTED RATINGS	:	Moody’s, Fitch	BBG TICKER	:	COPAR 2023-2 SSAP: PAR23
EXPECTED SETTLE	:	10/11/23	FORMAT	:	SEC Registered
FIRST PAY DATE	:	11/15/23	PXG SPEED	:	1.3% ABS to 10% Call
ERISA ELIGIBLE	:	Yes	MIN DENOMS	:	$1k x $1k
CUSIPS A-2a 14044EAB4			INTEXNET	:	bascopa2302_base U3VU
A-2b 14044EAC2			https://dealroadshow.com/e/COPARCABANA
A-3 14044EAD0
A-4 14044EAE8

Maintaining its commitment to diversity, equity and inclusion (DE&I), Capital One has mandated BofA as the transaction’s DE&I coordinator to assist in the placement of securities including, but not limited to, retention bonds allocated to the DE&I co-managers: Academy, Siebert Williams and Seelaus.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.